EXHIBIT 99.1

MARTIN MIDSTREAM PARTNERS L.P. ANNOUNCES APPOINTMENT OF
BYRON R. KELLEY AS AN ADVISORY DIRECTOR OF ITS GENERAL PARTNER

KILGORE, TX - April 13, 2011 (GlobeNewswire) – Martin Midstream Partners L.P. (NASDAQ: MMLP) (“MMLP”) announced today the appointment of Byron R. Kelley as an advisory director to the board of directors of Martin Midstream GP LLC (the “General Partner”), which is the general partner of MMLP.

Ruben Martin, President and Chief Executive Officer of the General Partner said, “Byron represents another key addition to the Martin team.  He brings significant experience and knows many of our assets well.  His advisory guidance and leadership will greatly serve our existing board of directors, management and most importantly our unit holders as we continue to grow our Partnership.”

Mr. Kelley brings a long and distinguished career in the midstream oil and gas and pipeline industries.  His career spans over 40 years with experience in both domestic and international activities covering operations, engineering, natural gas marketing, business development, strategic planning and executive management.  Before agreeing to serve MMLP as an advisory director to the General Partner, Mr. Kelley was most recently President, Chief Executive Officer and a Member of the Board of Directors of Regency GP LLC from April 2008 to November 2010.  He also served as Chairman of the Board through May 2010.  Prior to that Mr. Kelley spent four years at CenterPoint Energy, which operates two interstate pipeline systems and natural gas gathering and processing systems.  Mr. Kelley served as senior vice president and group president of pipeline and field services, and was responsible for commercial, operational, strategic, regulatory and development aspects of two business units and three lines of business.  Preceding his work at CenterPoint, Mr. Kelley served as executive vice president of development, operations and engineering, and as president of El Paso Energy International in Houston, a natural gas pipeline and independent power plant developer and operator. In addition, Mr. Kelley also held management and executive positions at other companies in the natural gas pipeline industry.  Mr. Kelley is a past chairman and member of the Board of Directors of the Interstate National Gas Association and previously served as one of the association's representatives on the U.S. Natural Gas Council of America.  Mr. Kelley received a Bachelor degree in Civil Engineering from Auburn University.

About Martin Midstream Partners L.P. (NASDAQ: MMLP)

Martin Midstream Partners is a publicly traded limited partnership with a diverse set of operations focused primarily in the United States Gulf Coast region.  The Partnership’s primary business lines include: terminalling and storage services for petroleum products and by-products; natural gas gathering and processing and NGL distribution services; and sulfur and sulfur-based products processing, manufacturing, marketing and distribution; marine transportation services for petroleum products and by-products.

Additional information concerning Martin Midstream is available on its website at www.martinmidstream.com.

Contact:                 Joe McCreery, Vice President – Finance &
Head of Investor Relations,
Martin Midstream Partners L.P.
Phone: (903) 988-6425
joe.mccreery@martinmlp.com